AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 12 day of June, 1996, by and between SECURITY CAPITAL PACIFIC TRUST, a Maryland real estate investment trust ("Purchaser"), and REDWOOD SHORES APARTMENT ASSOCIATES, LTD., a California limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirty-Seven Million Dollars ($37,000,000) (the "Purchase Price"), that certain property commonly known as Redwood Shores Apartments, Redwood City, California legally described on Exhibit A attached hereto, together with all improvements constructed thereon and all tenements, hereditaments, privileges and appurtenances in any way belonging or appertaining thereto (the "Property"), and all of the personal property owned by Seller and used in the ownership or operation of the Property [other than computer hardware or software], a list of such included items being set forth in Exhibit B attached hereto (the "Personal Property").

     2. PURCHASE PRICE. The Purchase Price shall be paid by Purchaser as follows:

     (a) Not more than three (3) business days after the execution of this Agreement, Purchaser shall deposit the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Earnest Money") in escrow with First American Title Insurance Company ("Escrow Agent"), which shall be held by Escrow Agent in accordance with the provisions of the Escrow Agreement attached hereto as Exhibit C; and

     (b) Purchaser shall pay the balance of the Purchase Price, plus the then outstanding amount on deposit in the Reserve Account (as defined in the Indenture [as defined in Paragraph 9(a)(i)]), less the outstanding principal amount of the Bonds (as hereinafter defined) on the Closing Date (as hereinafter defined) which Purchaser shall have assumed in accordance with Paragraph 9(c) below, plus accrued interest thereon, plus or minus any credits and prorations described herein, to Seller by wire transfer of "immediately available" funds on or before 11:00 a.m. Chicago time on the Closing Date.

     3.   TITLE COMMITMENT AND SURVEY.

     (a) Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated April 9, 1996 for the Property (the "Title Commitment"). Seller shall cause the Title Commitment to be endorsed to show Purchaser as the proposed insured and to increase the amount of insurance to the amount of the Purchase Price. Seller has previously delivered to Purchaser copies of all of the documents referred to in the Title Commitment. For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes and assessments, association assessments, special district taxes and assessments and related charges not yet due and payable; (b) matters caused by or through the actions of Purchaser or its agents, contractors or representatives; (c) those title exceptions deemed Permitted Exceptions pursuant to Paragraphs 3(b) and 3(c) below; and (d) matters relating to the liens and security interests granted to secure the Bonds or the CNA Credit Documents (as those terms are hereinafter defined). All other exceptions to title shall be referred to as "Unpermitted Exceptions."

     (b) Seller shall cause to be prepared and delivered to Purchaser within fifteen days after the date hereof a current ALTA-ACSM Urban survey of the Property (the "Survey"), including a certification addressed to Purchaser in the form of Exhibit E attached hereto. Purchaser has previously received a survey of the Property prepared by Brian, Kangas, Foulk & Associates dated October 23, 1985 (the "Existing Survey"). On or before the end of the Approval Period (as hereinafter defined), Purchaser shall notify the Seller in writing of any objections that Purchaser may have to matters disclosed on the Existing Survey. Seller shall cooperate with Purchaser to cure any objections raised by Purchaser. Purchaser shall be deemed to have acknowledged that all matters shown on the Existing Survey and not specifically objected to by Purchaser in accordance with the terms of this Paragraph 3(b) shall be deemed to constitute Permitted Exceptions.

     (c) If the Title Commitment or Survey discloses any exceptions to title other than Permitted Exceptions, Purchaser may give written notice to Seller (the "Title Notice") of Purchaser's disapproval of any such exceptions (a "Disapproved Title Exception") on or before the expiration of the Approval Period, in the case of any exceptions to title disclosed in the Title Commitment, and on or before the date five (5) business days after the date Purchaser's counsel shall receive the Survey, in the case of exceptions to title disclosed in the Survey. Any title exceptions which are set forth on the Title Commitment or on the Survey to which Purchaser does not object in accordance with the immediately preceding sentence shall be deemed additional Permitted Exceptions. With regard to a Disapproved Title Exception for which Purchaser gives Seller a Title Notice, Seller may but shall not have the obligation to notify Purchaser ("Response Notice") within three (3) business days of receipt of the Title Notice whether Seller shall bond over, cure or cause the Title Insurer to remove such Disapproved Title Exception from the Title Commitment. Any such Disapproved Title Exception which Seller elects to bond over, cure or cause the Title Insurer to remove shall be additional Permitted Exceptions. If Seller does not so notify Purchaser, with respect to any Disapproved Title Exception, Purchaser may either waiver its objection and proceed towards closing or terminate this Agreement by giving written notice to Seller of its election within three (3) additional business days of the earlier to occur of (a) receipt by Purchaser of the Response Notice and (b) expiration of the three (3) business day period in which Seller may deliver the Response

Notice. If Purchaser does not give such written notice within such three (3) additional business days, (i) Purchaser shall have waived its right to terminate this Agreement pursuant to this Paragraph 3(c); (ii) such Disapproved Title Exception shall be deemed an additional Permitted Exception; and (iii) the parties shall proceed to Closing. If Purchaser terminates this Agreement by written notice to Seller within such three (3) additional business days: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence of the Property, (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and
(iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     (d) As a condition to Purchaser's obligation to close, the Title Insurer shall deliver to Purchaser at closing an ALTA Form B (or other form if required by state law) Owner's Policy of Title Insurance (the "Title Policy"), with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Title Insurer as of the date and time of the recording of the Deed (as hereinafter defined), in the amount of the Purchase Price, insuring the Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions, Disapproved Title Exceptions waived by Purchaser and Unpermitted Exceptions waived by Purchaser. The Title Policy may be delivered after the Closing if at the Closing the Title Insurer issues a currently effective, duly-executed "marked-up" Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the "marked-up" Title Commitment promptly after the Closing Date.

     (e) Purchaser shall pay the premium for the Title Policy and all charges for procuring the Survey.

     (f) The obligation of Purchaser to pay various costs as described in this Paragraph 3 shall survive the termination of this Agreement.

     4. PAYMENT OF CLOSING COSTS. Seller shall pay for the costs of any documentary or transfer stamps to be paid with respect to the Deed (as hereinafter defined) and all other stamps, intangible, transfer, documentary, recording and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser. Each party shall pay the fees and expenses of its own attorneys in connection with this transaction.

     5.   CONDITION OF TITLE.

     (a) If a date-down to the Title Commitment or the Survey discloses additional title exceptions, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Survey, as applicable, at Seller's expense, to bond over, cure and/or have any additional exceptions removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such additional exceptions; and if Seller does so, the Closing Date shall be delayed accordingly. If Seller fails to cure or have said additional exceptions removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period, Purchaser may terminate this Agreement by giving written notice thereof to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said additional exceptions. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5(a), this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser, together with interest earned thereon, if any, shall be returned to Purchaser, and neither party shall have any further liability to the other hereunder, except Purchaser's obligation to indemnify Seller and restore the Property, as more fully described in Paragraph 7.

     (b) Seller agrees to convey fee simple title to the Property to Purchaser by a grant deed ("Deed") in recordable form subject only to the Permitted Exceptions and any other exceptions to which Purchaser has elected to take subject.

     6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     (a) Except as otherwise provided in this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, if the Property shall be damaged by fire or other casualty prior to the Closing Date, and the cost to repair such damage shall be less than or equal to $100,000 (as determined by Seller and Purchaser in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair or restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to Seller's casualty insurance deductible with respect to the Property. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. If the Property shall be damaged by fire or other casualty prior to the Closing Date, and the cost to repair such damage shall exceed $100,000 (as determined by Seller and Purchaser in good faith), then this Agreement may be terminated at the option of Purchaser, which Purchaser may exercise by giving written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages. If Purchaser shall exercise its option to terminate this Agreement, this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser, together with interest earned thereon, if any, and neither party shall have any further liability or obligations hereunder, except for Purchaser's, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully described in Paragraph 7. If Purchaser shall not exercise such option to terminate, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to Seller's casualty insurance deductible with respect to the Property.

     (b) If, between the date of this Agreement and the Closing Date, Seller shall receive notice of any condemnation or eminent domain proceedings which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser thereof. If the taking of any part of the Property shall: (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          (i) terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest earned thereon, if any, shall be returned to Purchaser, and all rights and obligations of the parties hereunder shall cease, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully described in Paragraph 7; or

          (ii) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraphs 6(b)(i) or 6(b)(ii). The Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6(b)(ii).
If between the date of this Agreement and the Closing Date, Seller shall receive notice of any condemnation or eminent domain proceedings which would not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     7.   DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

     (a) Seller has delivered to Purchaser copies of the most recently available tax bills, rent rolls, insurance policies, service contracts and utility account numbers, and has delivered to Purchaser copies of the CNA Credit Documents (as hereinafter defined), copies of the Existing Bond Documents (as hereinafter defined), an operating statement for the year ended 1995 and a year-to-date operating statement for 1996 (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser on or before the end of the Approval Period. During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect the Property and to conduct studies, tests and investigations of the Property during normal business hours.

     (b) All of such tests, studies and investigations shall be at Purchaser's sole expense, and Purchaser shall restore the Property to the condition existing prior to the performance of such tests, studies and investigations. Purchaser agrees to defend and hold Seller and any affiliate or parent of Seller, and their respective shareholders, employees, officers and directors, (collectively, "Indemnitees") harmless from any liability, costs and expenses, including, without limitation, reasonable attorneys' fees, court costs and costs of appeal, suffered or incurred by Seller or any of the other Indemnitees for injury to persons or property caused by Purchaser's inspection and investigation of the Property. Purchaser shall undertake its obligation to defend Seller and the other Indemnitees as described in the preceding sentence using attorneys selected by Purchaser, subject to Seller's reasonable approval.

     (c) Prior to commencing any such tests, studies and investigations, Purchaser, its engineers, architects, employees, contractors and agents shall furnish a certificate of insurance evidencing comprehensive public liability insurance policies insuring the persons performing such tests, studies and investigations and listing Seller and Purchaser as additional named insureds thereunder.

     (d) If Purchaser disapproves, in its sole discretion, of the Documents, the condition of the Property or is otherwise dissatisfied with the purchase of the Property for any reason, Purchaser shall give Seller written notice thereof ("Notice of Disapproval") prior to 3:00 p.m. Chicago time on June 21, 1996 ("Approval Period"); provided, however, that for the limited purpose of conducting tests, studies and investigations of the fire sprinkler system and of giving a Notice of Disapproval to Seller, if Purchaser shall disapprove of the condition of such sprinkler system, in its sole discretion, the Approval Period shall be extended until 5:00 p.m. Chicago time on July 3, 1996. Upon receipt of the Notice of Disapproval, (i) Purchaser shall promptly deliver to Seller copies of all tests, studies and investigations obtained by Purchaser and return all Documents received from Seller during the Approval Period, (ii) the Earnest Money, plus interest earned thereon, if any, shall be returned to the Purchaser, and (iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully described in this Paragraph 7. If Purchaser does not deliver a Notice of Disapproval to Seller prior to the expiration of the Approval Period, then Purchaser shall be deemed to have approved the Documents and the condition of the Property.

     (e) Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and the other Indemnitees and to restore the Property, as more fully described in this Paragraph 7, shall survive the Closing, the delivery of the Deed and the termination of this Agreement.

     8.   AS-IS CONDITION

     (a) Except as specifically set forth in Paragraph 18 hereof, Seller makes no representations or warranties relating to the condition of the Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property as performed pursuant to Paragraph 7 hereof, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents (if any) have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of Hazardous Materials (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or Environmental Laws (as hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and any affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or its affiliates, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or its affiliates, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA;
(3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

     (b) Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time during which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and its affiliates from any liability with respect to such historical information.

     (c)  Seller has provided to Purchaser the following existing report:
Phase I Environmental Assessment Report prepared by Environmental Management Group dated February 1994 ("Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report.

     9.   CONDITIONS PRECEDENT.

     (a) The construction of the Property was financed with the proceeds of the sale of City of Redwood City, California (the "Issuer"), Multifamily Housing Revenue Bonds (Redwood Shores Apartment Project) Series 1985B in the original aggregate principal amount of $28,000,000 (the "Bonds"). The Bonds are evidenced and secured by the following documents (together with any other documents or agreement evidencing or securing the Bonds, the "Existing Bond Documents"):

          (i) an Indenture of Trust dated as of October 1, 1985 (the "Indenture") between the Issuer and Security Pacific National Bank (as succeeded by merger by Bank of America National Trust and Savings Association, together with its successors in trust, the "Trustee");

          (ii) a Loan Agreement dated as of October 1, 1985 (the "Loan Agreement") between the Issuer and Seller, pursuant to which the proceeds of the Bonds were loaned to Seller;

          (iii) a Deed of Trust, Assignment of Rents and Security Agreement dated as of October 1, 1985, as amended by First Amendment to Deed of Trust, Assignment of Rents and Security Agreement dated as of September 29, 1995 ("First Deed of Trust"), from the Seller in favor of Trustee and Continental Casualty Company ("CNA") encumbering the Property to secure the Bonds;

          (iv) Surety Bond No. 1667193 issued by CNA, as endorsed by Endorsement No. 1 to Surety Bond No. 1667193 ("Surety Bond");

          (v) a Regulatory Agreement and Declaration of Restrictions dated as of October 1, 1985 by and between the Issuer, Trustee and Seller ("Regulatory Agreement"); and

          (vi) a Remarketing Agreement dated as of October 1, 1995 (the "Remarketing Agreement") by and between Newman and Associates, Inc. and FBS Investment Services, Inc. (collectively, "Remarketing Agent"), Seller and Trustee.

     (b) Seller is obligated to reimburse CNA for payments to the holders of the Bonds in accordance with the Surety Bond. Seller's reimbursement obligation is evidenced and secured by the following documents (together with any other documents or agreement evidencing or securing such reimbursement obligations, the "CNA Credit Documents"):

          (i) a Reimbursement Agreement dated as of October 1, 1985, as amended by First Amendment to Reimbursement Agreement dated as of September 29, 1995 (the "Reimbursement Agreement"), between CNA and Seller;

          (ii) a Second Deed of Trust, Assignment of Rents and Security Agreement dated as of October 1, 1985, as amended by First Amendment to Second Deed of Trust, Assignment of Rents and Security Agreement dated as of September 29, 1995 ("Second Deed of Trust"); and

          (iii) a Guaranty Agreement dated as of September 29, 1995 ("Guaranty") in favor of CNA from William R. Cooper, Jeffrey B. Allen, Don M. Shine, George E. Thomas and Balcor Financial Resources, Inc., a Delaware corporation (collectively, the "Guarantors").

     (c)  Purchaser and Seller agree that:

          (i) The performance of Purchaser's and Seller's obligations under this Agreement are subject to the condition that Issuer and Trustee shall have consented to the transfer of title to the Property to Purchaser as may be required under the Regulatory Agreement or any of the Existing Bond Documents or CNA Credit Documents;

          (ii) The performance of Purchaser's obligations under this Agreement are subject to the condition that either (A) CNA shall have delivered to Purchaser a written commitment, in form and substance satisfactory to Purchaser in its sole and absolute discretion (the "Commitment"), pursuant to which, among other things, CNA shall have consented to the transfer of title to the Property to Purchaser, the assumption of the CNA Credit Documents by Purchaser, and the release of Seller and the Guarantors from their respective obligations under the CNA Credit Documents, or (B) Purchaser shall have satisfied itself in its sole discretion that it shall be able to (and the Existing Bond Documents shall permit Purchaser to) substitute another surety bond, letter of credit or other credit enhancement ("Alternate Security") for the existing Surety Bond on or prior to the Closing Date, and Purchaser shall have procured a written commitment for such Alternate Security in form and substance satisfactory to Purchaser in its sole discretion;

          (iii) The performance of Seller's obligations under this Agreement are subject to the condition that Purchaser shall have entered into an agreement with Issuer and Trustee, in form reasonably satisfactory to Purchaser and Seller, pursuant to which Purchaser shall have assumed all of Seller's obligations under the Existing Bond Documents, and Seller shall have been released from any obligations under the Existing Bond Documents;

          (iv) The performance of Seller's obligations under this Agreement are subject to the condition that CNA shall have released Seller and the Guarantors from their respective obligations under the CNA Credit Documents;

          (v) The performance of Seller's obligations under this Agreement are subject to the condition that the Remarketing Agent shall have released Seller from its obligations under the Remarketing Agreement;

The conditions set forth in clauses (i) and (ii) of this subparagraph (c) shall hereinafter be referred to as the "Initial Conditions Precedent", and the conditions set forth in clauses (iii) - (v) of this subparagraph (c) shall hereinafter be referred to as the "Final Conditions Precedent." The Initial Conditions Precedent and the Final Conditions Precedent are sometimes collectively referred to as the "Conditions Precedent."

Purchaser shall offer to assume the Existing Bond Documents and the CNA Credit Documents and use all commercially reasonable efforts (which shall not include the payment of any additional fees other than the payment of the one percent [1%] assumption fee described in the CNA Credit Documents and reasonable attorneys' fees and closing costs) to satisfy the Conditions Precedent. If CNA shall not permit Purchaser to assume the CNA Credit Documents on terms reasonably acceptable to Purchaser, and if and only if Purchaser shall have satisfied itself that it shall be able to (and the Existing Bond Documents shall permit Purchaser to) provide Alternate Security in substitution for the existing Surety Bond, then Purchaser shall use its best efforts to obtain a commitment satisfactory to Purchaser for Alternate Security in order to procure a release of Seller and the Guarantors from any liability under the CNA Credit Documents.

If any of the Initial Conditions Precedent shall not have been satisfied on or before the Closing Date, as the same may have been extended as set forth herein, then, unless the party or parties whose obligations are conditioned upon the satisfaction of such Initial Condition Precedent shall have waived the Initial Condition Precedent in writing on or prior to the Closing Date, this Agreement shall be terminated, and the Earnest Money shall be immediately paid to Purchaser, together with interest earned thereon, if any, and neither Seller nor Purchaser shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller, as more fully described in Paragraph 7 of this Agreement. If the Initial Conditions Precedent shall have been satisfied, and the Closing shall fail to occur because of the failure or inability of Purchaser to satisfy the Final Conditions Precedent, then this Agreement shall terminate, the Earnest Money and any interest earned thereon shall be paid to and retained by Seller so long as Seller is not in default under this Agreement.

     (d) Purchaser and Seller further agree that their respective obligations under this Agreement are subject to the performance by the other party of its material obligations under this Agreement.

     10. CLOSING; POSSESSION. The closing of this transaction (the "Closing") shall take place on July 21, 1996 (as it may be extended, the "Closing Date"), at the office of Escrow Agent, at which time Seller shall deliver possession of the Property to Purchaser. Notwithstanding the foregoing, so long as Purchaser is not in default hereunder, either Seller or Purchaser shall have the right to extend the Closing Date in order to allow additional time to satisfy the Conditions Precedent for two (2) periods of one month each (i.e. to August 21, 1996 and September 23, 1996, respectively), in each case by giving written notice to the other party of the exercise of the applicable option to extend no later than five (5) business days prior to the Closing Date (as the same may have been extended). This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in California, provided, however, that in any instance, the sale proceeds shall not be disbursed from such escrow unless and until the Title Insurer shall be unconditionally committed to issuing the Title Policy. All closing and escrow fees shall be divided equally between Seller and Purchaser.

     11.  CLOSING DOCUMENTS

     (a) On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, counterparts of the assumption of and assignments set forth in Paragraph 11(b)(iii) and (iv), the balance of the Purchase Price, and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     (b)  On the Closing Date, Seller shall deliver to Purchaser the following:

          (i) the Deed (in the form of Exhibit F attached hereto), subject to Permitted Exceptions and those other exceptions to which Purchaser has agreed to take subject;

          (ii) a special warranty bill of sale conveying the Personal Property (in the form of Exhibit G attached hereto);

          (iii) an assignment and assumption of intangible property (in the form of Exhibit H attached hereto), including, without limitation, the service contracts listed in Exhibit I attached hereto and Seller's interest in the name "Redwood Shores Apartments";

          (iv) an assignment and assumption of leases and security deposits (in the form of Exhibit J attached hereto);

          (v) a non-foreign affidavit (in the form of Exhibit K attached hereto);

          (vi) original, and/or copies of, leases and service contracts and lease files affecting the Property in Seller's possession (which shall be delivered at the Property);

          (vii) all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          (viii) possession of the Property to Purchaser and keys to the Property (which shall be delivered at the Property);

          (ix) an executed closing statement;

          (x) notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit L attached hereto);

          (xi) an updated rent roll;

          (xii) evidence of the termination of the management agreement for the Property; and

          (xiii) originals or certified copies of the Existing Bond Documents and the CNA Credit Documents.

     (c) Purchaser and Seller further agree that each will execute all customary and necessary documents required by the Issuer and Trustee in order to evidence Purchaser's assumption of the Existing Bond Documents and the CNA Credit Documents, if applicable (the "Assumption Documents"), and the release of Seller and the Guarantor from any and all liability under the Existing Bond Documents and the CNA Credit Documents.

     12. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW SHALL SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IF PURCHASER SHALL DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, SELLER SHALL RETAIN THE EARNEST MONEY, TOGETHER WITH INTEREST EARNED THEREON, IF ANY, AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATION TO INDEMNIFY SELLER AND RESTORE THE PROPERTY, AS MORE FULLY DESCRIBED IN PARAGRAPH
7. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IF A DEFAULT BY PURCHASER OCCURRED, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     13. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY, TOGETHER WITH INTEREST EARNED THEREON, IF ANY, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT PURCHASER'S OBLIGATION TO INDEMNIFY SELLER AND TO RESTORE THE PROPERTY, AS MORE FULLY DESCRIBED IN PARAGRAPHS 7 OF THIS AGREEMENT, AND SELLER'S OBLIGATION TO PAY PURCHASER'S ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT SELLER SHALL NOT BE LIABLE FOR ANY CLAIMS, LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES IN EXCESS OF $300,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED OR THE OTHER CLOSING DOCUMENTS LISTED IN PARAGRAPH 11(b) OF THIS AGREEMENT, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     14.  PRORATIONS; CREDITS

     (a) Rents (excluding delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); interest and fees payable under the Existing Bond Documents and the CNA Credit Documents; fees payable to the Issuer, Trustee or the Remarketing Agent; water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes and other similar items shall be adjusted ratably as of 12:01 a.m. as of the Closing. Such items shall be credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. The parties agree to reprorate all items within thirty (30) days of Closing on demand of either Purchaser or Seller, except for Delinquent Rent.

     (b) All rent paid after the Closing Date by any tenant of the Property who is indebted under a lease to pay rent for any period prior to and including the Closing Date shall be applied first to the current month's rent owed by such tenant to Purchaser and the balance, if any, shall be deemed a "Post-Closing Receipt." Within ten (10) days after Purchaser shall receive a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect delinquent rents from tenants for the period up to and including the Closing Date. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts covering the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement. If such audit shall show that Purchaser has failed to pay Post-Closing Receipts of more than $5,000, then Purchaser shall pay the costs of such audit. This Paragraph 14(b) of this Agreement shall survive the Closing of this transaction.

     (c) Seller shall receive a credit for any money held on the Closing Date in any reserve, escrow, impound or other account by the Trustee or CNA pursuant to the Existing Bond Documents or the CNA Credit Documents which is not taken
into account in setting the Purchase Price under Paragraph 2(b).   Purchaser
shall pay such credit to Seller in immediately available funds on the Closing Date contemporaneously with the delivery of the Purchase Price as provided herein.

     15. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 12.

     16. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller.
Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 12. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser owns a controlling interest and which assumes in writing the obligations of Purchaser hereunder. If any such assignment occurs, Purchaser shall nonetheless remain liable for all obligations of Purchaser hereunder. Notwithstanding the foregoing, Purchaser may consummate the purchase of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to e 1031 of the Internal Revenue Code of 1986, as amended (the "Code"); provided that: (i) except as expressly set forth above, the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under this Agreement; (ii) Purchaser shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and
(iv) Purchaser shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange. Seller shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange complies with e 1031 of the Code.

     17. BROKER. The parties hereto represent and warrant that no brokerage commission or finder's fee is due and payable in connection with this transaction. Each party hereto shall indemnify, defend and hold the other harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through said indemnifying party. The indemnifying party shall undertake its obligations set forth in the preceding sentence using attorneys selected by the indemnifying party and approved by the indemnified party in said party's reasonable discretion. The provisions of this Paragraph 17 shall survive the Closing and delivery of the Deed.

     18.  SELLER'S REPRESENTATIONS WARRANTIES AND COVENANTS.

     (a) Any reference herein to Seller's knowledge or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Daniel Charleston (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Seller's Representative shall deliver a copy of the representations contained in Paragraph 18 to the existing property manager for its review and request the property manager to inform Seller's Representative of any inaccuracies contained in such representations. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, any partner in Seller or Seller's Representative.

     (b) Subject to the limitations set forth in Paragraph 18(a), Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) the rent rolls attached hereto as Exhibit M which Seller has submitted to the Purchaser and updated as of the Closing Date are accurate as of the dates set forth thereon; (iii) Seller has no knowledge of any additional environmental reports for the Property commissioned by Seller since February 1994 other than the Existing Report; (iv) Seller has no knowledge of any due and unpaid leasing commission;
(v) Seller has no knowledge of a material default by Seller under any lease for the Property; (vi) the list of Service Contracts attached hereto as Exhibit I is complete and Seller has no knowledge of any material default by Seller under the terms of any said Service Contracts; (vii) Seller has no knowledge of any default under the Existing Bond Documents or the CNA Credit Documents; and
(viii) the copies of the Existing Bond Documents and CNA Credit Documents that Seller has delivered to Purchaser pursuant to Paragraph 11(b)(xiii) hereof are true, correct and complete to the best of Seller's knowledge. Seller hereby represents and warrants to Purchaser that: (i) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; and (ii) Seller has not entered into any agreement concerning the sale of the Property which conflicts with the terms of this Agreement.

     (c) Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

     (d) The parties agree that the representations contained herein shall survive the Closing for a period of ninety (90) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of ninety (90) days immediately following Closing).

     (e) Seller covenants to operate and manage the Property in the same manner that it has been managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and damage by fire or other casualty. Seller agrees not to enter into any service contracts affecting the Property, except for service contracts which are terminable on not more than thirty (30) days notice. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

     19.  LIMITATION OF LIABILITY.

     (a) None of Seller's beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     (b) Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement after the Closing shall be $300,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any greater amount.

     20. INFORMATION AND AUDIT COOPERATION. At Purchaser's request, at any time before or after the Closing, Seller shall provide to Purchaser's designated independent auditor access to all of the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission. The Purchaser agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller's compliance with this paragraph.

     21.  TIME OF ESSENCE.  Time is of the essence of this Agreement.
     22. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or sent by facsimile or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

If to Seller:       c/o The Balcor Company
                    Bannockburn Lake Office Plaza
                    2355 Waukegan Road
                    Suite A-200
                    Bannockburn, Illinois 60015
                    Attention:  Ilona Adams
                    (847) 317-4232
                    (847) 317-4454 (FAX)

with copies to:     The Balcor Company
                    Bannockburn Lake Office Plaza
                    2355 Waukegan Road
                    Suite A-200
                    Bannockburn, Illinois 60015
                    Attention:  Dan Charleston
                    (847) 317-4315
                    (847) 317-4462 (FAX)

                    Paragon Group
                    7557 Rambler Road
                    Suite 1200
                    Dallas, Texas 75231
                    Attention:  Lynn Caldwell

and a copy to:      Hopkins & Sutter
                    Three First National Plaza
                    Suite 3800
                    Chicago, Illinois 60602
                    Attention:  Scott A. Drane
                    (312) 558-6587
                    (312) 558-7764 (FAX)

If to Purchaser:    Security Capital Group
                    125 Lincoln Avenue
                    3rd Floor
                    Santa Fe, New Mexico
                    Attention:  Mr. Anthony R. Arnest
                    (505) 820-8258
                    (505) 820-0643 (FAX)

with copies to:     Security Capital Pacific Trust
                    125 Lincoln Avenue
                    3rd Floor
                    Santa Fe, New Mexico
                    Attention: Mr. Mark Peppercorn
                    (505) 820-8252
                    (505) 820-0643 (FAX)

and a copy to:      Mayer Brown & Platt
                    350 South Grand Avenue, 25th Floor
                    Los Angeles, California 90071
                    Attention:  L. Bruce Fisher, Esq.
                    (213) 229-5125
                    (213) 625-0248 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made: (i) on the next business day if sent by overnight courier, (ii) on the day delivered if by facsimile, provided the facsimile is delivered by 5:00 p.m. local time on a business day (if the fax is not delivered by 5:00 p.m. local time on a business day, the notice shall be deemed delivered on the next business day thereafter); or (iii) on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made.

     23. EXECUTION OF AGREEMENT. Purchaser will execute two (2) copies of this Agreement and three (3) copies of the Escrow Agreement and deliver them to Seller for execution. Purchaser shall deposit the Earnest Money with the Escrow Agent in accordance with the Escrow Agreement and this Agreement. Seller will deliver one (1) copy of the executed Agreement to Purchaser and will deliver the following to the Escrow Agent:

     (a)  One (1) fully executed copy of this Agreement; and

     (b) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

     24. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Illinois.

     25. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and their respective agents, servants and employees.

     26. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     27. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     28. CONFIDENTIALITY. Neither Seller nor Purchaser shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other party; provided, however, that Purchaser or Seller may disclose this Agreement to its lenders, creditors, investors, beneficiaries, officers, employees and agents as necessary to perform its obligations hereunder and to comply with applicable Securities and Exchange Commission filing requirements.

     29. LIMITATION OF PURCHASER'S LIABILITY. Seller shall look to the assets of Purchaser for the enforcement of any claim against Purchaser, as none of the trustees, officers, employees and shareholders of Purchaser assume any personal liability for obligations entered into by or on behalf of Purchaser.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the 12 day of June, 1996.

PURCHASER:

SECURITY CAPITAL PACIFIC TRUST, a Maryland real estate investment trust


                              By: /s/Anthony R. Arnest
                                 ------------------------------------
                              Name: Anthony R. Arnest
                                   ----------------------------------
                              Title: Vice President
                                    ---------------------------------

                              SELLER:

                              REDWOOD SHORES APARTMENT ASSOCIATES LTD., a
                              California limited partnership

                              By: REDWOOD PARTNERS, an Illinois general
                                  partnership, its general partner

                              By: Sequoia Shores, Inc., an Illinois
                                  corporation, a general partner of Redwood
                                  Partners


                              By: /s/Daniel L. Charleston
                                 -----------------------------------
                              Name: Daniel L. Charleston
                                   ---------------------------------
                              Title: Authorized agent
                                    --------------------------------

                              By: Redwood Associates A Real Estate Limited
                                  Partnership, an Illinois limited partnership, a general partner of Redwood Partners

                              By: Balcor Partners - XX, an Illinois general
                                  partnership, a general partner of Redwood
                                  Associates A Real Estate Limited Partnership

                              By: The Balcor Company, a Delaware corporation,
                                  a general partner of Balcor Partners - XX


                              By: /s/Daniel L. Charleston
                                 -----------------------------------
                              Name: Daniel L. Charleston
                                   ---------------------------------
                              Title: Authorized agent
                                    --------------------------------

                                   Exhibits


A         -         Legal

B         -         Personal Property

C         -         Escrow Agreement

D         -         Title Commitment

E         -         Surveyor's Certification

F         -         Deed

G         -         Bill of Sale

H         -         Assignment and Assumption of Intangible Property

I         -         Service Contracts

J         -         Assignment and Assumption of Leases and Security Deposits

K         -         Non-Foreign Affidavit

L         -         Notice to Tenants

M         -         Rent Roll